Exhibit 99.1

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
 www.corcept.com

CORCEPT THERAPEUTICS APPOINTS DANIEL M. BRADBURY TO BOARD OF DIRECTORS

MENLO PARK, Calif., (October 15, 2012) -- Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, announced today that Daniel M. Bradbury has been appointed to the Company’s Board of Directors.

“We are pleased that Dan has joined our Board,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer.  "His long experience with every aspect of the biotech industry, from drug discovery through approval and product launch, will be invaluable as we commercialize Korlym™ for Cushing’s syndrome, continue our Phase 3 trial of mifepristone for the treatment of the psychotic features of psychotic depression and pursue development of our next-generation GR-II antagonists.”

Mr. Bradbury’s career in the biotechnology and pharmaceutical industry spans 30 years.  He served as Chief Executive Officer of Amylin Pharmaceuticals, Inc. from March 2007 until its acquisition by Bristol-Myers Squibb Company in August 2012.  From June 2006 until August 2012 he was a member of Amylin’s board of directors and served on its Finance and Risk Management Committee.  Mr. Bradbury also served as Amylin's President (2006-2007), Chief Operating Officer (2003-2006) and Executive Vice President (2000-2003).  From 1994-2003 he held a variety of sales and marketing positions at the company.  Before joining Amylin, Mr. Bradbury worked in marketing and sales roles for ten years at SmithKline Beecham Pharmaceuticals.  He also serves on the board of directors of Illumina, Inc., Geron Corporation and Castle Biosciences, Inc., the board of trustees of the Keck Graduate Institute, the Investor Growth Capital Advisory Board, and the BioMed Ventures Advisory Committee.

Mr. Bradbury currently serves on the University of California San Diego’s Rady School of Management's Advisory Council, the RAND Health Board of Advisors and the University of Miami's Innovation Corporate Advisory Council. He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education in the United Kingdom.

“This is an exciting time for Corcept,” said Mr. Bradbury.  “Its platform of cortisol receptor antagonists, of which I believe Korlym for endogenous Cushing’s syndrome is just the first, could generate treatments for many severe illnesses.”  He added, “I look forward to helping bring those medicines to patients.”

About Cushing’s Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing’s syndrome is an orphan indication that most commonly affects adults aged 20 to 50.  An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing’s syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym™ (mifepristone) 300 mg Tablets

Korlym blocks the glucocorticoid receptor type II (GR-II) to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in Cushing’s syndrome patients. In April 2012, Corcept made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing’s syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery.  Korlym is the first and only FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication.  Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions.  Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. Korlym, a first generation GR-II antagonist, is the company’s first FDA-approved medication. The company owns extensive intellectual property covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of metabolic and psychiatric disorders.  It also holds composition of matter patents for its selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause results to differ materially from those expressed or implied by such statements. For example, there can be no assurances regarding the amount of Corcept’s revenues from Korlym or any other source, Korlym’s acceptance by physicians and patients, the reimbursement decisions of government or private insurances, the FDA’s response to any of the company’s future submissions, the effects of rapid technological change and competition, the protections afforded by Corcept’s intellectual property rights, or the cost, pace and success of Corcept’s commercialization of Korlym for Cushing’s syndrome or the company’s product development efforts.  These and other risks are set forth in the company’s SEC filings, all of which are available from the company’s website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any duty to update any forward-looking statement made in this news release.